Exhibit 16.1

March 21, 2017

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Embraer S.A. and, under the date of March 21, 2017, we reported on the consolidated financial statements of Embraer S.A. as of and for the years ended December 31, 2016 and 2015 and the effectiveness of internal control over financial reporting as of December 31, 2016. On December 23, 2016, we were notified that Embraer S.A. engaged PricewaterhouseCoopers Auditores Independentes as its principal accountant for the year ending December 31, 2017 and that the auditor-client relationship with KPMG Auditores Independentes will cease upon completion of the audit of Embraer S.A.’s consolidated financial statements as of and for the year ended December 31, 2016 and the effectiveness of internal control over financial reporting as of December 31, 2016 and the issuance of our report thereon. On March 21, 2017, we completed our audit and the auditor-client relationship ceased. We have read Embraer S.A.’s statements included under Item 16F of its Form 20-F dated March 21, 2017, and we agree with such statements, except that we are not in a position to agree or disagree with Embraer S.A.’s statement that PricewaterhouseCoopers Auditores Independentes were not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Embraer’s consolidated financial statements or the effectiveness of internal control over financial reporting.

Very truly yours,

/s/ KPMG Auditores Independentes